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                                                                October 3, 2008

 U.S. Securities and Exchange Commission
 100 F Street, N.E.
 Washington, D.C. 20549

 Re: Prudential Annuities Life Assurance Corporation
     Pre-Effective Amendment No. 1 on Form N-4, Registration No. 333-152411

 Dear Sir/Madam:

 Acceleration of the above-referenced registration statement to October 17, 2008 is hereby requested pursuant to Rule 461 of Regulation C.

                                              Sincerely,

                                              Prudential Annuities Life
                                                Assurance Corporation
                                                   (Registrant)

                                              /s/ George Gannon
                                              ----------------------------------
                                              George Gannon
                                              Vice President

                                              Prudential Annuities
                                                Distributors, Inc.
                                                   (Principal Underwriter)

                                              /s/ George Gannon
                                              ----------------------------------
                                              George Gannon
                                              President, Chief Executive
                                                Officer,
                                              Chief Operations Officer